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Exhibit 2

Durban Roodepoort Deep, Limited
(Incorporated in the Republic of South Africa)
(Registration number 1895/000926/06)
(Share code: DUR)
(ISIN: ZAE 000015079)
(ARBN number 086 277 616)
(NASDAQ Trading Symbol: DROOY)
("DRD" or "the company")

DRD REJECTS MATODZI OFFER FOR NORTH WEST

        The Board of Durban Roodepoort Deep, Limited (DRD) has today rejected the offer from Matodzi Resources of R1,00 for its North West Operations.

        DRD has entered into a 60 day review period with Unions and Associations and sought CCMA facilitation in good faith and, until the outcome of this process has been determined, it will not entertain any offers for its North West Operations.

        The Board, further, fully supports the actions of management, and its team at North West, in addressing the commercial issues affecting the operations and seeking a resolution to them.

Johannesburg
23 July 2003

Queries:

Ilja Graulich
Durban Roodepoort Deep, Limited
27 11 381-7800 / 7826 (office)
27 83 604-0820 (mobile)

James Duncan
Russell & Associates
011 880-3924 (office)
082 892 8052 (mobile)

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  Exhibit 2